EXHIBIT 99.1

News Release

Media Contact:	Catharine Bower, Communications Manager
(610) 369-6618 or catharine.bower@nationalpenn.com

Investor Contact:	Michelle H. Debkowski, Investor Relations
(610) 369-6461 or michelle.debkowski@nationalpenn.com

Two Financial Professionals Join National Penn

Boyertown, Pa. – February 1, 2010 – National Penn Bancshares, Inc. (NASDAQ: NPBC) announced today that Keene Turner and John McCausland have joined the company as chief accounting officer and director, Corporate Planning, respectively.  They report to Michael J. Hughes, Chief Financial Officer.

Keene Turner – Chief Accounting Officer
Turner, of Birdsboro, Berks County, Pa. is a CPA with nine years of experience in the financial field.  He began his career with Ernst & Young, LLP, in Philadelphia, where he managed audits for clients, including large financial institutions.  Prior to joining National Penn, he was a vice president with Griffin Financial Group, where he focused on financial services companies. Turner graduated Summa Cum Laude from Albright College with a bachelor of science degree.

As chief accounting officer, Turner assumes the role previously held by Gary Rhoads, who becomes treasurer.  Michael Reinhard, who had held a number of financial roles at National Penn, most recently as treasurer, will continue to serve National Penn as a consultant.

John McCausland – Director, Corporate Planning
McCausland, of Robeson Township, Berks County, Pa., has more than 17 years of corporate finance experience.    Before joining National Penn, he was managing director of Griffin Financial Group, providing investment banking services to financial institutions.  McCausland has a bachelor of science in Economics from The Wharton School, University of Pennsylvania.

 “We believe that Keene and John will add greatly to the strengths of National Penn’s Finance Group and help us better differentiate National Penn in this challenging environment,” said CFO Hughes.

About National Penn Bancshares, Inc.
National Penn Bancshares, Inc., with $9.5 billion in assets, is the fourth largest bank holding company based in Pennsylvania.  In addition, wealth assets under administration or management amount to $9 billion.

Headquartered in Boyertown, National Penn operates 127 offices. It has 124 community banking offices in Pennsylvania and one office in Maryland through National Penn Bank and its HomeTowne Heritage Bank, KNBT and Nittany Bank divisions. National Penn also has two offices in Delaware through its wholly-owned subsidiary Christiana Bank & Trust Company.

National Penn’s financial services affiliates consist of National Penn Wealth Management, N.A., including its National Penn Investors Trust Company division; National Penn Capital Advisors, Inc.; Institutional Advisors LLC; National Penn Insurance Services Group, Inc., including its Higgins Insurance division; and Caruso Benefits Group, Inc.

National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol “NPBC.” Please visit our Web site at www.nationalpennbancshares.com to see our regularly posted material information.

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